Exhibit No. 4.1 (c)

TERM NOTE B

$2,033,000                                                   Uniondale, New York
                                                              September 10, 2002

            FOR VALUE RECEIVED, GLOBAL PAYMENT TECHNOLOGIES, INC., a Delaware corporation (the "Company"), promises to pay to the order of JPMORGAN CHASE BANK (the "Lender"), on or before the Term Loan B Maturity Date, the principal amount of TWO MILLION THIRTY THREE THOUSAND DOLLARS ($2,033,000) in sixty (60) consecutive monthly installments of $33,883 on the last day of each month commencing September 30, 2002, provided that the final installment on the Term Loan B Maturity Date shall be in an amount equal to the remaining principal amount outstanding on the Term Loan B Maturity Date. The Company also promises to pay interest on the unpaid principal amount hereof from the date hereof until paid in full at the rates and at the times which shall be determined in accordance with the provisions of the Credit Agreement referred to below.

            This Note is "Term Note B" issued pursuant to and entitled to the benefits of the Amended and Restated Credit Agreement, dated as of September 10, 2002, by and between the Company and JPMorgan Chase Bank (as the same may be amended, modified or supplemented from time to time, the "Credit Agreement"), to which reference is hereby made for a more complete statement of the terms and conditions under which Term Loan B evidenced hereby was made and is to be repaid. Capitalized terms used herein without definition shall have the meanings set forth in the Credit Agreement.

            Each of the Lender and any subsequent holder of this Note agrees, by its acceptance hereof, that before transferring this Note, it shall record the date and amount of each payment or prepayment of principal of Term Loan B previously made hereunder on the grid schedule annexed to this Note; provided, however, that the failure of the Lender or holder to set forth Term Loan B, payments and other information on the attached grid schedule shall not in any manner affect the obligation of the Company to repay Term Loan B made by the Lender in accordance with the terms of this Note.

            This Note is subject to prepayment pursuant to Section 3.03 of the Credit Agreement.

            Upon the occurrence of an Event of Default, the unpaid balance of the principal amount of this Note, together with all accrued but unpaid interest thereon, may become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

            All payments of principal and interest in respect of this Note shall be made in lawful money of the United States of America in immediately available funds at the office of

JPMorgan Chase Bank, located at 395 North Service Road, Melville, New York 11747 or at such other place as shall be designated in writing for such purpose in accordance with the terms of the Credit Agreement.

            No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the place, at the respective times, and in the currency herein prescribed.

            The Company and endorsers of this Note waive diligence, presentment, protest, demand, and notice of any kind in connection with this Note.

            THIS NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

            IN WITNESS WHEREOF, the Company has caused this Note to be executed and delivered by its duly authorized officer as of the day and year and at the place first above written.

                                         GLOBAL PAYMENT TECHNOLOGIES, INC.


                                         By__________________________________
                                         Name:  Thomas McNeill
                                         Title: Vice President and Chief
                                                Financial Officer


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

                                    SCHEDULE

         Amount of     Outstanding     Type                  Applicable     Amount of     Notation
         Principal     Principal        of      Interest     Interest       Principal     Made
Date     Payment       Balance         Loan     Rate          Period         Paid         By
----     -------       -------         ----     ----          ------         ----         --



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